Exhibit 4.18

THE WPP EXECUTIVE STOCK OPTION PLAN

As adopted by the Directors on

24th June 1996, 23rd April 1997, 24th September, 1998, 5th May 1999 (with the approval of the shareholders on 28th June 1999), 22nd September 1999, 20th September, 2000 (with the approval of shareholders on 26th June, 2000), 17th April 2001 (with the approval of shareholders on 25th June 2001), 6th August 2003, 25 October 2004, 18 August 2005, such amendments taking effect on 25 October 2005, 14 December 2006 and 9 August 2007.

By a resolution on 30 August 2005 the Board of WPP Group plc has committed to issue WPP Group plc shares in exchange for the shares of the Company issued to Participants, as set out in the Articles of Association of the Company.

As approved by shareholders of WPP Group plc on 30 October 2008 prior to the introduction of a new holding company by a scheme of arrangement under part 26 of the Companies Act 2006 as approved by the shareholders of WPP plc on 30 September 2008 and adopted by the Board of Directors of WPP plc on 30 September 2008.

CONTENTS

1	DEFINITIONS AND INTERPRETATION	2

2	ELIGIBILITY	3

3	GRANT OF OPTIONS	3

4	LIMITS	4

5	EXERCISE OF OPTIONS	6

6	TAKEOVER, RECONSTRUCTION AND WINDING-UP	8

7	VARIATION OF CAPITAL	8

8	ALTERATIONS	9

9	MISCELLANEOUS	9

10	WITHHOLDING	10

11	OLD WPP	10

	APPENDIX 3	17

	APPENDIX 4	19

	APPENDIX 5	20

	APPENDIX 6	21

	APPENDIX 7	22

1	DEFINITIONS AND INTERPRETATION

1.1	In this Plan[1], unless the context otherwise requires:

the “Board” means the board of directors of the Company or a committee appointed by such board of directors;[2]

“Company” means WPP plc incorporated in Jersey under the Companies (Jersey) Law 1991 with registered number 101749;[3] [4]

“Depository” means any depository or depositories which hold or whose nominee holds WPP ADSs;

“Effective Date” means the date on which the Scheme becomes effective, expected to be 12 November 2008;[5]

the “Grant Date” in relation to an Option means the date on which the Option was granted;

“Group Member” means:

(a)	a Participating Company or a body corporate which is (within the meaning of section 736 of the Companies Act 1985 or, as the context may require, Articles 2 and 2A of the Companies (Jersey) Law 1991) the Company’s holding company or a subsidiary of the Company’s holding company; or6

(b)	a body corporate which is (within the meaning of section 258 of that Act or, as the context may require, Articles 2 and 2A of the Companies (Jersey) Law 1991) a subsidiary undertaking of a body corporate within paragraph (a) above and has been designated by the Board for this purpose;[7]

“ITEPA” means the Income Tax (Earnings and Pensions) Act 2003;[8]

“Key Feature” means a provision of the Plan which is necessary in order to meet the requirements of Schedule 4;[9]

“Option” means a right to acquire Shares or WPP ADSs under the Plan; and a right to acquire Shares shall be known as a “Share Option” and a right to acquire WPP ADSs shall be known as an “ADS Option”;

“Participant” means a person who holds an Option granted under the Plan[10];

“Participating Company” means the Company or any Subsidiary;

the “Plan” means the WPP Executive Stock Option Plan as herein set out but subject to any alterations or additions made under Rule 8 below;

“Schedule 4” means Schedule 4 to ITEPA[11];

“Schedule 9” means Schedule 9 to the Taxes Act 1988;

[1]	As amended by the Compensation Committee of the Board on 25 October 2004
[2]	Definition of “the Board of WPP Group plc” removed by resolution of the Board of WPP 2005 Limited on 2008
[3]	As amended by the Compensation Committee of the Board on 18 August 2005
[4]	Amended by resolution of the Board of WPP 2005 Limited on [ ] 2008
[5]	Inserted by resolution of the Board of WPP 2005 Limited on [ ] 2008
[6]	Amended by resolution of the Board of WPP 2005 Limited on [ ] 2008
[7]	Amended by resolution of the Board of WPP 2005 Limited on [ ] 2008
[8]	As amended by the Compensation Committee of the Board on 25 October 2004
[9]	As amended by the Compensation Committee of the Board on 25 October 2004
[10]	As amended by the Compensation Committee of the Board on 25 October 2004
[11]	As amended by the Compensation Committee of the Board on 25 October 2004

“Scheme” means the scheme of arrangement set out in part 3 of the circular to share owners of WPP Group plc relating to the recommended proposals for the introduction of a new parent company by means of a scheme of arrangement under Part 26 of the Companies Act 2006 or with or subject to any modification, addition or condition approved or imposed by the High Court of Justice in England and Wales;[12]

“Share” means an ordinary share in the capital of the Company, and for the purposes of Rule 4 (Limits) and if the context requires, other provisions of the Rules “Shares” include WPP ADSs;

“Subsidiary” means a body corporate which is a subsidiary of the Company within the meaning of section 736 of the Companies Act 1985 or, as the context may require, Articles 2 and 2A of the Companies (Jersey) Law 1991;[13]

“the Taxes Act 1988” means the Income and Corporation Taxes Act 1988;

“the WWOP” means the WPP Worldwide Ownership Plan (originally adopted on 24th June, 1996) as from time to time amended;

“WPP ADS” means an American Depository Share representing 5 Shares pursuant to the Amended and Restated Deposit Agreement between the Company and Citibank NA dated as of 19 November 2008 and/or any other American depository share arrangement sponsored by the Company;

“WPP Receipt” means an American Depository Receipt evidencing WPP ADSs;

and expressions not otherwise defined herein have the same meanings as they have in Schedule 4[14].

(2)	Any reference in the Plan to any enactment includes a reference to that enactment as from time to time modified, extended or re-enacted.

2	ELIGIBILITY

(1)	Subject to sub-rule (3) below, a person is eligible to be granted an Option under the Plan if (and only if) he is a full-time director or qualifying employee of a Participating Company.

(2)	For the purposes of sub-rule (1) above:

(a)	a person shall be treated as a full-time director of a Participating Company if he is obliged to devote to the performance of the duties of his office or employment with that and any other Participating Company not less than 25 hours a week;

(b)	a qualifying employee, in relation to a Participating Company, is an employee of the Participating Company (other than one who is a director of a Participating Company).

(3)	A person is not eligible to be granted an Option under the Plan at any time within the two years immediately preceding the date (if any) on which he is bound to retire in accordance with the terms of his contract of employment.

3	GRANT OF OPTIONS

(1)	Subject to sub-rule (2) below and Rule 4 below, the Board may grant or procure the grant to any person who is eligible to be granted an Option under the Plan an Option to acquire Shares, upon the terms set out in the Plan and upon such other objective terms as the Board may

[12]	Amended by resolution of the Board of WPP 2005 Limited on [ ] 2008
[13]	Amended by resolution of the Board of WPP 2005 Limited on [ ] 2008
[14]	As amended by the Compensation Committee of the Board on 25 October 2004

specify; and for this purpose an option to acquire means[15] an option to subscribe. Unless the Board otherwise determines Share Options shall be granted to persons who are eligible under the Plan and who are resident in the United Kingdom and ADS Options shall be granted to other persons who are eligible.[16]

(2)	An Option may only be granted under the Plan:

(a)	within the period of 6 weeks beginning with the date on which the Plan is approved and adopted by the Company in general meeting or the dealing day next following the date on which the Company announces its results for any period, or at any other time when the circumstances are considered by the Board to be sufficiently exceptional to justify the grant thereof; and

(b)	within the period of 10 years beginning with the date on which the Plan is approved and adopted as aforesaid 24th June, 1996.

(3)	The price at which Shares may be acquired by the exercise of an Option shall be determined by the Board before the grant thereof, but shall not be less than:

(a)	in the case of a Share Option, if Shares of the same class as those Shares are listed in the London Stock Exchange Daily Official List, the average middle-market quotation of Shares of that class (as derived from that list) over a number of consecutive dealing days (being not more than five) immediately preceding the Grant Date;

(b)	in the case of a Share Option, if paragraph (a) above does not apply, the market value (within the meaning of Part VIII of the Taxation of Chargeable Gains Act 1992) of Shares of that class, as reasonably determined by the Board;

(c)	in the case of an ADS Option, the fair market value of a WPP ADS as quoted on NASDAQ over a number of consecutive dealing days (being not more than five) immediately preceding the Grant Date; or

(d)	except in the case of an Option to acquire Shares otherwise than by subscription, the nominal value of those Shares.

(4)	An Option granted under the Plan to any person:

(a)	shall not, except as provided in Rule 5(4) below, be capable of being transferred by him; and

(c)	shall lapse forthwith if he is adjudged bankrupt.

(5)	Except as referred to in Rule 6.4 and paragraph 10 of Appendix 1, no new Options shall be granted under the Plan after the Effective Date.[17]

4	LIMITS

(1)	No Options or options under the WWOP shall be granted which would, at the time they are granted, exceed the limit set out in this Rule 4(1).

That limit is that the number of shares which:;

(a)	shall have been issued; or

(b)	may be issued

[15]	As amended by the Compensation Committee of the Board on 25 October 2004
[16]	As amended by the Compensation Committee of the Board on 25 October 2004
[17]	Amended by resolution of the Board of WPP 2005 Limited on [ ] 2008 in pursuance of options granted under the Plan or the WWOP in the period of 10 years beginning with 28th June, 1999 (which is subject to the requirement under Rule 3(2)(b) that Options may only be granted within 10 years after 28th June, 1996) must not exceed such number as represents 10 per cent[18] of the ordinary share capital of the Company in issue at the time of grant of the options. In applying this Rule, Shares issued under any other employee share scheme adopted by the Company after 28th June 1999 (or Shares issued or capable of issue under any other share option scheme of the Company adopted after that date, as the case may be) shall also count against that limit.

(2)	No person shall be granted Options under the Plan in any period of 12 months (except in exceptional circumstances as determined by the Board) or in the year of appointment of any person) which would, at the time they are granted, cause the market value of the Shares for which he may subscribe in pursuance of Options granted to him in that period of 12 months under the Plan or under any other share option scheme (other than a savings related scheme) adopted by the Company, to exceed 400% of the person’s annual salary as at that time;[19] and for the purposes of this sub-rule:

(a)	any Option which shall have been released to any extent shall be treated to that extent as if it were still exercisable;

(b)	shares in a Participating Company shall not be regarded as benefits in kind;

(d)	where a payment of remuneration is made otherwise than in sterling, the payment shall be treated as being of the amount of sterling ascertained by applying such rate of exchange published in a national newspaper as the Board shall reasonably determine; and

(e)	a person’s remuneration shall be deemed to include fees paid to a company whose principal purpose is to provide his services, being services of a nature which he would be expected to perform as an employee of a Participating Company, and being fees referable to those services and exclusive of VAT.

(3)	For the purposes of this Rule, the market value of the Shares in relation to which an Option was granted shall be calculated:

(a)	in the case of an Option granted under the Plan, as on the day by reference to which the price at which Shares may be acquired by the exercise thereof was determined in accordance with Rule 3(3) above;

(b)	in the case of an option granted under any option scheme (other than a savings related scheme) approved by the Inland Revenue, as at the time when it was granted or, in a case where an agreement relating to the Shares has been made under paragraph 29 of Schedule 9 or paragraph 22 of Schedule 4, such earlier time or times as may be provided in the agreement; and[20]

(c)	in the case of any other option, as on the day or days by reference to which the price at which Shares may be acquired by the exercise thereof was determined

(d)	and the Board may adopt such exchange rate as it thinks fit for the conversion of one currency to another currency.

[18]	This limit should be read in conjunction with the limit agreed in a letter, dated 18 June 1999, to the Association of British Insurers from the group finance director (this footnote was added following the meeting of the Compensation Committee of the Board on 25 October 2004)
[19]	As amended by the Compensation Committee of the Board on 17 April 2001
[20]	As amended by the Compensation Committee of the Board on 25 October 2004

(4)	No person shall be granted an Option under the Plan if the number of Shares which may be acquired on exercise of that Option, when added to the number of Shares which have been or may still be acquired on the exercise of Options previously granted to him under the Plan, exceeds 3% of the total of:

(a)	the number of Shares which have been or may still be acquired on the exercise of Options previously granted to all persons under the Plan, and

(b)	the number of Shares still available for the grant of Options under the Plan.

(5)	Any Option granted under the Plan shall be limited and take effect so that the above limits are complied with.

5	EXERCISE OF OPTIONS

(1)	The exercise of any Option granted under the Plan shall be effected in such form and manner as the Board may from time to time prescribe.

(2)	Subject to sub-rules (4) and (5) below and to sub-rules (1) and (3) of Rule 6 below, an Option granted under the Plan may not be exercised before the third anniversary of the Grant Date.

(3)	Subject to sub-rule (4) and paragraphs (a) and (c) of sub-rule (5) and paragraph (b) of sub-rule 7 below and to sub-rules (1) and (3) of Rule 6 below, an Option granted under the Plan may not be exercised if the relevant condition is not satisfied; and in this sub-rule the relevant condition is a condition related to performance which constitutes a term specified by the Board as mentioned in Rule 3(1) above or, if there is no such condition, the condition in the Schedule hereto provided that if the grant of an Option was made subject to the satisfaction of a condition the Board may determine that the sub-rule (3) shall not apply to the exercise of that Option.[21]

(4)	In the event that there are performance conditions that track the performance of the Company before the Effective Date any references to the “Company” shall be interpreted as follows:

(i)	for the period before 25 October 2005 the reference shall be to WPP 2005 Limited (company number 1003653); and

(ii)	for the period between 25 October 2005 and the Effective Date the reference shall be to WPP Group plc, a public limited company incorporated in England and Wales with registered number 5537577, to be re-named WPP 2008 plc.[22]

(5)	If any Participant dies before exercising an Option granted to him under the Plan and at a time when either he is a director or employee of a Group Member or he is or would but for sub-rule (3) above be entitled to exercise the Option by virtue of sub-rule (5) below, the Option may (and must, if at all) be exercised by his personal representatives within 12 months after the date of his death.

(6)	If any Participant ceases to be a director or employee of a Group Member (otherwise than by reason of his death), the following provisions apply in relation to any Option granted to him under the Plan:

(a)	if he so ceases by reason of injury or disability, or by reason only that his office or employment is in a company which ceases to be a Group Member, or relates to a business or part of a business which is transferred to a person who is not a Group Member, the Option may (and subject to sub-rule (4) above must, if at all) be exercised within the exercise period;

[21]	As amended by the Compensation Committee of the Board on 25 October 2004
[22]	Inserted by resolution of the Board of WPP 2005 Limited on [ ] 2008

(b)	if he so ceases by reason of retirement on or after reaching the retirement age (if any) as specified in his contract of employment (or, if there is no such age, if he retires at all), the Option may (and subject to sub-rule (4) above must, if at all) be exercised within the exercise period, but subject to sub-rule (3) above;[23]

(c)	if he so ceases for any other reason, the Option may not be exercised at all unless the Board shall so permit, in which event it may (and subject to sub-rule (4) above must, if at all) be exercised to the extent permitted by the Board within the exercise period;

and in this sub-rule the exercise period is the period which shall expire 12 months after his so ceasing or 42 months after the Grant Date, whichever shall be the latest.

(7)	Subject to sub-rule 6(A) below, a Participant shall not be treated for the purposes of sub-rule (5) above as ceasing to be a director or employee of a Group Member until such time as he is no longer a director or employee of any Group Member and a female Participant who ceases to be such a director or employee by reason of pregnancy or confinement and who exercises her right to return to work under the Employment Rights Act 1996 (or any equivalent legislation in any jurisdiction) before exercising an Option under the Plan shall be treated for those purposes as not having ceased to be such a director or employee.[24]

(7A)

In the case of Options granted after 1st September 1999 (other than under the Approved Part), a Participant, who gives or is given notice to leave employment as a director or employee of a Group Member in any circumstances other than death or in those circumstances referred to in sub-rule (5)(a) or (b), shall, if he subsequently ceases to be in such employment, be treated for the purposes of sub-rule (5) above as ceasing to be a director or employee of a Group Member on the date on which that notice is given (and for the avoidance of doubt any purported exercise of the option during the period of notice shall be of no effect). If a Participant is given notice to leave employment as a director or employee of a Group Member and the Board subsequently uses its discretion under sub-rule (5)(c) to allow his Option to be exercisable, nothing in this sub-rule (6)A will make his Option lapse or cease to be exercisable.

(8)	Notwithstanding any other provision of the Plan, an Option granted under the Plan (a) may not be exercised after the expiration of the period of 10 years (or such shorter period as the Board may have determined before the grant thereof) beginning with the Grant Date (the last day of such period being the “Expiry Date”); and (b) in respect of any option granted after 1 September 1998, such option shall be exercisable for the period of four (4) months ending on the Expiry Date irrespective of whether the relevant condition (as that term is defined in Rule 5(3)) has been satisfied.

(9)	Within 30 days after an Option under the Plan has been exercised by any person, the grantor of the Option shall, in the case of a Share Option, procure the allotment[25] to him (or a nominee for him) of the number of Shares in respect of which the Option has been exercised and, in the case of an ADS Option, procure the issue to him of a WPP Receipt evidencing the WPP ADSs in respect of which the Option has been exercised (including, if appropriate, by procuring the allotment or transfer of Shares to a Depository) unless:

(a)	the Board considers that the issue or transfer thereof would not be lawful in all relevant jurisdictions; or

(b)	in a case where a Group Member is obliged to account for any tax (in any jurisdiction) for which the person in question is liable by virtue of the exercise of the Option, that or another Group Member is unable to withhold the tax from his remuneration nor has received payment from him of a corresponding amount.

[23]	As amended by the Compensation Committee of the Board on 14 December 2006
[24]	Amended by resolution of the Board of WPP 2005 Limited on [ ] 2008
[25]	As amended by the Compensation Committee of the Board on 25 October 2004

(9A)

The Board may agree with any Participant at any time that an Option granted under the Plan before 28th June, 1999 shall be treated as if it had been an ADS Option (and not a Share Option). The Board shall select such exchange rate as it considers appropriate for converting the price at which Shares may be acquired from sterling to U.S. dollars.

(10)	All Shares allotted under the Plan shall rank pari passu in all respects with the Shares of the same class for the time being in issue save as regards any rights attaching to such Shares by reference to a record date prior to the date of the allotment.

(11)	If Shares of the same class as those allotted under the Plan are listed in the London Stock Exchange Official List, the Company shall apply to the London Stock Exchange for any Shares so allotted to be admitted to that list.

6	TAKEOVER, RECONSTRUCTION AND WINDING-UP

(1)	If any person obtains control of the Company (within the meaning of section 840 of the Taxes Act 1988) as a result of making a general offer to acquire Shares in the Company or Old WPP, or having obtained such control makes such an offer, the Board shall within 7 days of becoming aware thereof notify every Participant thereof and, subject to sub-rules (4), (5) and (7) of Rule 5 above, an Option granted under the Plan may be exercised within three months (or such longer period as the Board may permit) of such notification.[26] [27]

(2)	For the purposes of sub-rule (1) above, a person shall be deemed to have obtained control of the Company if he and others acting in concert with him have together obtained control of it. [28] [29]

(3)	If any person becomes bound or entitled to acquire Shares in the Company under Part 18 of the Companies (Jersey) Law 1991, or if under Part 18A of the Companies (Jersey) Law 1991 the Court sanctions a compromise or arrangement proposed for the purposes of or in connection with a scheme for the reconstruction of the Company or the amalgamation of either of those companies with any other company or companies, or if the Company passes a resolution for the winding up of the Company or the assets of the Company are declared en désastre, the Board shall forthwith notify every Participant thereof and any Option granted under the Plan may, subject to sub-rules (4), (5) and (7) of Rule 5 above, be exercised within one month of such notification, but to the extent that it is not exercised within that period shall (notwithstanding any other provision of the Plan) lapse on the expiration thereof.[30] [31] [32]

(4)	The Board may determine (the determination to apply equally to all Options outstanding at the time) that the provisions of sub-rules (1) and (3) above will neither cause Options to become exercisable nor to lapse at different times than would otherwise be the case, if the Board considers that the Options will continue to be an appropriate incentive notwithstanding the changed circumstances, or that the position of Participants can be adequately preserved by the grant to them of some other right or rights in substitution for or addition to the existing rights.

7	VARIATION OF CAPITAL

(1)	In the event of any increase or variation of the share capital of the Company (whenever effected), the Board may make such adjustments as it considers appropriate under sub-rule (2) below.

[26]	Amended by resolution of the Board of WPP 2005 Limited on [ ] 2008
[27]	Amended by resolution of the Board of WPP 2005 Limited on [ ] 2008
[28]	Amended by resolution of the Board of WPP 2005 Limited on [ ] 2008
[29]	Amended by resolution of the Board of WPP 2005 Limited on [ ] 2008
[30]	Amended by resolution of the Board of WPP 2005 Limited on [ ] 2008
[31]	Amended by resolution of the Board of WPP 2005 Limited on [ ] 2008
[32]	Amended by resolution of the Board of WPP 2005 Limited on [ ] 2008

(2)	An adjustment made under this sub-rule shall be to one or more of the following:

(a)	the number of Shares in respect of which any Option granted under the Plan may be exercised;

(b)	the price at which Shares may be acquired by the exercise of any such Option;

(c)	where any such Option has been exercised, but no Shares have been allotted or transferred pursuant to such exercise, the number of Shares which may be so allotted or transferred and the price at which they may be acquired.

(3)	An adjustment under sub-rule (2) above may have the effect of reducing the price at which Shares may be acquired by the exercise of an Option to less than their nominal value, but only if and to the extent that the Board shall be authorised to capitalise from the reserves of the Company a sum equal to the amount by which the nominal value of the Shares in respect of which the Option is exercised and which are to be allotted pursuant to such exercise exceeds the price at which the same may be subscribed for and to apply such sum in paying up such amount on such Shares; and so that on exercise of any Option in respect of which such a reduction shall have been made the Board shall capitalise such sum (if any) and apply the same in paying up such amount as aforesaid.

(4)	As soon as reasonably practicable after making any adjustment under sub-rule (2) above, the Board shall give notice in writing thereof to any Participant affected thereby.

8	ALTERATIONS

(1)	Subject to sub-rule (2) below, the Board may at any time alter or add to all or any of the provisions of the Plan, or the terms of any Option granted under it, in any respect.[33] [34]

(2)	No alteration or addition to the advantage of Participants shall be made under sub-rule (1) above to any Rule of the Plan without the prior approval by ordinary resolution of the members of the Company in general meeting other than a minor amendment to benefit the administration of the Plan, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for any Participant or Group Member.[35]

(3)	As soon as reasonably practicable after making any alteration or addition under sub-rule (1) above, the Board shall give notice in writing thereof to any Participant affected thereby.

9	MISCELLANEOUS

(1)	The rights and obligations of any individual under the terms of his office or employment with any Group Member shall not be affected by his participation in the Plan or any right which he may have to participate therein, and an individual who participates therein shall by participating be deemed to waive any and all rights to compensation or damages in consequence of the termination of his office or employment for any reason whatsoever insofar as those rights arise or may arise from his ceasing to have rights under or be entitled to exercise any Option under the Plan as a result of such termination.

(2)	In the event of any dispute or disagreement as to the interpretation of the Plan, or as to any question or right arising from or related to the Plan, the decision of the Board shall be final and binding upon all persons.

[33]	As amended by the Compensation Committee of the Board on 18 August 2005
[34]	As further amended by resolution of the Board of WPP 2005 Limited on [ ] 2008
[35]	Amended by resolution of the Board of WPP 2005 Limited on [ ] 2008

(3)	The Company and any Subsidiary may provide money to the trustees of any trust or any other person to enable them or him to acquire Shares to be held for the purposes of the Plan (which Shares may be held by a Depository on behalf of any such trustees or other person) or enter into any guarantee or indemnity for these purposes, to the extent permitted by section 153 of the Companies Act 1985 or the Companies (Jersey) Law 1991.[36]

(4)	In the event that Shares are transferred to a Participant in pursuance of any Option granted under the Plan, the Participant shall, if so required by the person making the transfer, join that person in making a claim for relief under section 165 of the Taxation of Chargeable Gains Act 1992 in respect of the disposal made by him in effecting such transfer, should such relief be available.

(5)	Any notice or other communication under or in connection with the Plan may be given by personal delivery or by sending the same by post, in the case of a company to its registered office, and in the case of an individual to his last known address, or, where he is a director or employee of a Group Member, either to his last known address or to the address of the place of business at which he performs the whole or substantially the whole of the duties of his office or employment.

(6)	The Board may establish further plans based on the Plan but modified to take account of local tax, exchange control or securities laws in overseas territories, provided that any Shares made available under such further plans are treated as counting against the limits expressed in Rule 4(1) to (6).

10	WITHHOLDING

(1)	The grant or exercise of any Option under the Plan is subject to the condition that the grant or an exercise of the Option shall not be valid unless the Participant has, in addition to complying with the other requirements of the Plan, paid or procured the payment to the Group Member which is his employer, or otherwise provided for (in a manner satisfactory to that Group Member or, if appropriate, the trustees of any employee benefit trust) an amount equal to the Taxation for which any Group Member may be liable by reason of that grant or exercise.[37]

(2)	Without limitation to (1) above, the Company or any other Group Member which is a Participant’s employer or the trustees of any employee benefit trust may withhold any amount and make such arrangements as it considers necessary which comply with applicable law to meet any liability to Taxation in respect of the grant, exercise or cancellation of Options or other event relating to Options or in respect of any benefit under the Plan. These arrangements may include the sale of any Shares on behalf of a Participant, which the Participant is deemed to have authorised, to produce a cash sum sufficient to meet the Taxation liabilities referred to in this Rule 10.[38]

(3)	The Company may in its sole discretion waive the requirements set out in this Rule 10 in respect of any part of the Participant’s employer’s liability to Taxation, including in particular, any employer’s liability to National Insurance Contributions.

In this Rule, “Taxation” means all forms of taxation or levy by any state or any political subdivision of a state and includes income tax, Pay as You Earn, National Insurance or other social security contributions, whether being the primary liability of the employer or the employee, or any other person.

11[39]

[36]	Amended by resolution of the Board of WPP 2005 Limited on [ ] 2008
[37]	As amended by the Compensation Committee of the Board on 25 October 2004
[38]	As amended by the Compensation Committee of the Board on 25 October 2004
[39]	Rule 11 deleted by resolution of the Board of WPP 2005 Limited on [ ] 2008

SCHEDULE

1	For the purposes of this Schedule, references to the “Company” shall be interpreted as follows:

(i)	for the period before 25 October 2005 the reference shall be to WPP 2005 Limited (company number 1003653);

(ii)	for the period between 25 October 2005 and the Effective Date the reference shall be to WPP Group plc, a public limited company incorporated in England and Wales with registered number 5537577, to be re-named WPP 2008 plc; and

(iii)	for the period from and including the Effective Date the reference shall be to the Company, as defined in clause 1.1.[40]

2	The condition in this Schedule is that

(i)	The average WPP TSR for a Relevant End Period exceeds the average WPP TSR for a Relevant Base Period by an amount which, expressed as a percentage, is greater than the percentage by which the average FT-SE 100 TSR for the same Relevant End Period exceeds the average FT-SE 100 TSR for the same Relevant Base Period; and that the same shall have been computed by the Company and communicated to the Participant. The Company shall be obliged to perform the calculation and communicate the result to the Participant not later than the fifth working day following the end of the calendar month in which the last weekday of the Relevant End Period falls.

For the purposes of the paragraph above:

(a)	a Relevant Base Period is any period of 60 weekdays of which the last is the day 3 years prior to the last weekday of the Relevant End Period (or, if that day is not a weekday, the last preceding weekday) and is not earlier than the last weekday before the Grant Date (weekdays in this Schedule being Monday to Friday inclusive, including bank holidays);

(b)	a Relevant End Period is any period of 60 weekdays;

(c)	FT-SE 100 TSR on any day means the total shareholder return figure for the index FT-SE 100 companies (currently known as the index of “total return”) published in the Financial Times in respect of that day;

(d)	WPP TSR on any day means the total shareholder return figure for the Company calculated on the same basis as total shareholder return is calculated for the purposes of FT-SE 100 TSR.

AND

(ii)	Looking at two associated financial years of the Company of which the later one is the third financial year after the earlier one, the earnings per Share of the Company for the later one must have exceeded its earnings per share for the earlier one by an amount which, when expressed as a fraction of the last mentioned earnings per share, is not less than ((R2-R1)/R1) + 0.06, where R1 is the retail prices index for the last month in the earlier year and R2 is the retail prices index for the last month in the later year.

For the purposes of the paragraph above

(f)	the earnings per share of the Company shall be taken to be its headline earnings per Share, as calculated in accordance with the principles set out in Statement of Investment Practice No.1 “The Definition of IIMR Headline Earnings” issued by The Institute of Investment Management and Research, or shall be calculated on such basis as shall have been determined by the Board before the grant of the Option;

[40]	Inserted by resolution of the Board of WPP 2005 Limited on [ ] 2008

(g)	two financial years of the Company are associated if the earlier one is not earlier than the financial year of the Company last preceding the Grant Date and the later one is not later than the financial year of the Company last preceding the date on which the Option is exercised;

(h)	…[41]

(i)	the retail prices index is the general index of retail prices (for all items) published by the Central Statistical Office of the Chancellor of the Exchequer or, if that index is not published for the month in question, any substituted index or index figures published by that Office.

2	The Board may make such adjustments to the method of calculating WPP TSR, FT-SE 100 TSR, earnings per share or any other feature of the above condition as it considers appropriate to take account of any increase or variation of the share capital of the Company, any change to the calculation of FT-SE 100 TSR or to earnings per share or any other factors considered by the Board to be relevant.

[41]	Definition of “financial year” deleted by Resolution of the Board of WPP 2005 Limited on [ ] 2008

APPENDIX 1

This Appendix constitutes the Inland Revenue approved part of the WPP Executive Stock Option Plan (“the Approved Part”). The terms of the Approved Part are identical to those of the other part of the said scheme to which this Approved Part is appended except as follows:

1.    In the definition of “Subsidiary” in Rule 1(1), add to the end words “and is under the control of the Company within the meaning of Section 840 of the Taxes Act 1988”.

2.    In Rule 2(3), add to the end the words “nor when he is not eligible to participate in the Plan by virtue of paragraph 9 of Schedule 4”.42

2A.  Only Share Options, and not ADS Options, shall be granted under the Approved Part.

3.    In Rule 3(1), after the word “Company”, add the words “which satisfy the requirements of paragraphs 16 – 20 of Schedule 4”.43

4.    In Rule 3(2), after the words “general meeting”, add the words “the date on which the Approved Part is approved by the Inland Revenue under Schedule 9”.

5.    In Rule 3(3)(a), add at the end the words “(or such other dealing day or days as may be agreed with the Inland Revenue)”.

6.    In Rule 3(3)(b), delete the words “reasonably determined by the Board” and substitute the words “agreed in advance for the purposes of the Plan with the Shares Valuation Division of the Inland Revenue, on the Grant Date (or such other day as may be agreed with the Inland Revenue)”.

7.    Add the following as Rule 4(3A):

“No person shall be granted Options under the Approved Part which would, at the time they are granted, cause the aggregate market value of the Shares which he may acquire in pursuance of Options granted to him under the Approved Part or under any other share option scheme, not being a savings related share option scheme, approved under Schedule 9 or Schedule 4 and established by the Company or by any associated company of the Company (and not exercised) to exceed or further exceed £30,000 or such other limit as may be prescribed in paragraph 6 of Schedule 4”.44

7A.  In sub-rule 5(3) the additional words beginning “provided that” to the end of sub-rule 5(3) shall not apply to Options granted under the Approved Part.45

8.    In Rule 5(5), delete the words “or 42 months after the Grant Date” and substitute the words “42 months after the Grant Date or 42 months after the last date prior to his so ceasing on which he exercised an option (not being one granted under a savings related share option scheme) in circumstances in which paragraphs (a) and (b) of Section 185(3) of the Taxes Act 1988 applied”.

8A.  Add the following after Rule 5(5)(b) as Rule 5(5)(bb):

“if he so ceases by reason of redundancy (within the meaning of the Employment Rights Act 1996) the Option may not be exercised at all following such cessation”.

8B.  In Rule 5(5)(c), delete the words “(including without limitation by reason of redundancy (within the meaning of the Employment Rights Act 1996))”.

8C.  In Rule 5(6A) delete the words “after 1st September 1999 (other than under the Approved Part” and replace those words with “18th May, 2000”.

[42]	As amended by the Compensation Committee of the Board on 25 October 2004
[43]	As amended by the Compensation Committee of the Board on 25 October 2004
[44]	As amended by the Compensation Committee of the Board on 25 October 2004
[45]	As amended by the Compensation Committee on 6 August 2003

9.    Add the following as Rule 5(7A):

“A Participant shall not be eligible to exercise an Option under the Plan at any time when he is not eligible to participate in the Plan by virtue of paragraph 9 of Schedule 4”.

9A.  Rule 5(8A) shall not apply.

10.  Add the following as Rules 6(5) and (6):

“(5) (a) If any company (“the acquiring company”):

obtains control of the Company as a result of making –

(i)    a general offer to acquire the whole of the issued ordinary share capital of the Company which is made on a condition such that if it is satisfied the person making the offer will have control of the Company, or

(ii)   a general offer to acquire all the Shares in the Company which are of the same class as the Shares which may be acquired by the exercise of Options granted under the Plan, or

(b) obtains control of the Company in pursuance of a compromise or arrangement sanctioned by the court under Part 18A of the Companies (Jersey) Law 1991, or46

(c) becomes bound or entitled to acquire Shares in the Company under Part 18 of the Companies (Jersey) Law 1991,47 any Participant may at any time within the appropriate period (which expression shall be construed in accordance with paragraph 26 of Schedule 4), by agreement with the acquiring company, release any Option granted under the Plan which has not lapsed (“the old option”) in consideration of the grant to him of an option (“the new option”) which (for the purposes of that paragraph) is equivalent to the old option but relates to shares in a different company (whether the acquiring company itself or some other company falling within paragraph 16(b) or (c) of Schedule 4).48

(6)   The new option shall not be regarded for the purposes of sub-rule (5) above as equivalent to the old option unless the conditions set out in paragraph 27 of Schedule 4 are satisfied, but so that the provisions of the Plan shall for this purpose be construed as if:49

(i)    the new option were an option granted under the Plan at the same time as the old option;

(ii)    except for the purposes of the definitions of “Group Member”, “Participating Company” and “Subsidiary” in Rule 1(1) above and the reference to “the Board” in Rule 5(7) above, the expression “the Company” were defined as “a company whose shares may be acquired by the exercise of options granted under the Plan”;

(iii)   the relevant condition referred to in Rule 5(3) above had been satisfied; and

(iv)   Rule 8(2) below were omitted.”

11.    At the start of Rule 7(1), add the words “Subject to sub-rule (2A) below”.

12.    In Rule 7(1), delete the words “increase or.”

[46]	Amended by resolution of the Board of WPP 2005 Limited on [ ] 2008
[47]	Amended by resolution of the Board of WPP 2005 Limited on [ ] 2008
[48]	As amended by the Compensation Committee of the Board on 25 October 2004
[49]	As amended by the Compensation Committee of the Board on 25 October 2004

13.  Add the following as Rule 7(2A):

“At a time when the Plan is approved by the Inland Revenue under Schedule 4, no adjustment under sub-rule (2) above shall be made without the prior approval of the Inland Revenue.”

14.  In Rule 8(1) delete the words “sub-rule (2)” and substitute the words “sub-rules (2), (2A) and (2B)”.

15.  At the end of Rule 8(1), add the words “(having regard to the fact that, if an alteration or addition which does not solely relate to a special term is made at a time when the Plan is approved by the Inland Revenue under Schedule 4, the alteration or addition to any Key Feature will not thereafter have effect unless the Inland Revenue have approved the alteration or addition)”.50

16.  Add the following as Rule 8(2A) and (2B):

“(2A)     No alteration or addition to the disadvantage of any Participant, other than to a special term, shall be made under sub-rule (1) above unless:

(a) the Board shall have invited every relevant Participant to give an indication as to whether or not he approves the alteration or addition, and

(b) the alteration or addition is approved by a majority of those Participants who have given such an indication.

(2B)      No alteration or addition which solely relates to a special term subject to which an Option has been granted shall be under sub-rule (1) above unless:

(a) there shall have occurred an event which shall have caused the Board reasonably to consider that the special term would not, without the alteration or addition, achieve its original purpose, and

(b) the Board shall act fairly and reasonably in making the alteration or addition.”

17.  At the end of Rule 8(3), add the words “and if the Plan is then approved by the Inland Revenue under Schedule 4, to the Inland Revenue.”51

18.  Add as Rule 8(4):

“Any reference in this Rule to a special term is a reference to a term specified by the Board as mentioned in Rule 3(1) above or a term of the Schedule hereto”.

19.  Delete Rule 9(6).

[50]	As amended by the Compensation Committee of the Board on 25 October 2004
[51]	As amended by the Compensation Committee of the Board on 25 October 2004

APPENDIX 2

Special Rules Applicable to Grants of Incentive Stock Options

1.    Options granted in accordance with the Plan (either including or excluding Appendix 1 thereto) may be designated as “Incentive Stock Options” (“ISOs”) within the meaning of section 422 of the United States Internal Revenue Code of 1986, as amended (the “U.S. Tax Code”).

2.    The aggregate number of Shares (including Shares comprised in any WPP ADS) for which ISOs may be granted under Appendix 2 shall not exceed 73,811,500.

3.    The class of persons who may receive ISOs shall, in addition to the limitations imposed by Rule 2 of the Plan, be limited to those persons who are employees of the Company or its “parent” or “subsidiary” corporations within the meaning of sections 424(f) and (g), respectively, of the U.S. Tax Code.

4.    In addition to any other restrictions contained in the Plan, ISOs shall not be transferable otherwise than by will or the laws of descent and distribution. During the lifetime of the person to whom an ISO is granted, the ISO shall be exercisable only by such person.

5.    To the extent that the aggregate market value of Shares (including Shares comprised in any WPP ADS) with respect to which ISOs are exercisable (determined without regard to this sentence) for the first time by a Participant during any calendar year (under all plans or schemes of the Company or its “parent” and “subsidiary” corporations within the meaning of sections 424(f) and (g), respectively, of the U.S. Tax Code) exceeds US $100,000, such Options shall to the extent of such excess be treated as Options which are not ISOs. For the purposes of the preceding sentence, the market value of any Shares (including Shares comprised in any WPP ADS) subject to an ISO shall be determined at the time such ISO is granted.

6.    This schedule shall be deemed to be included within the Plan as adopted by shareholders for the purpose of any ISO grants.

APPENDIX 3

India

The plan will apply to options granted to residents in India with the following modifications:

1.    Notwithstanding any other provision of the Plan, a person is eligible to be granted an option under this Appendix if (and only if) he is a full-time director or qualifying employee (as defined in Rule 2(2)) of a Participating Company (whether or not the Company itself) resident in India.

2.    Notwithstanding any other provision of the Plan, the exercise of an option will only take effect on the date on which the Shares acquired by virtue of that exercise are sold by the Participant.

3.    Notwithstanding any other provision of the Plan, an option granted to a Participant under this Appendix shall not be capable of being transferred by that Participant except as provided in Rule 5(4) (in the event of a Participant’s death).

4.    Notwithstanding any other provision of the Plan:

(a) any exercise of an option by a Participant is only effective if, and to the extent that, the net proceeds (that is, after taking account of dealing costs and any interest on the money, if any, lent to the Participant to facilitate the exercise of the option) from the immediate sale of the Shares acquired by the exercise of that option would be not less than the price at which the Participant is able to acquire the Shares by virtue of that option;

(b) in the event that the net proceeds from the sale of Shares acquired by the exercise of an option by a Participant on the day of acquisition of such Shares would be less than the price at which the Participant may acquire the Shares by virtue of that option, with the result that there would be a shortfall between the acquisition price and the net proceeds of such sale, any purported exercise of the option will not take effect.

5.    Further to 4 above, and notwithstanding any other provision of the Plan, neither the Company nor any Participating Companies make any representation or guarantee as to whether an intended exercise of an option by Participant on any given day will be effective, and neither the Company nor any Participating Company shall be considered to be or held accountable or liable in any way for the inability of a Participant to exercise his option as a consequence of the restrictions on exercise set out in 4 above.

6.    The exercise of an option granted under this Appendix shall be effected in the following manner:

(a) The exercise shall be deemed to take effect, if at all, 3 working days after the receipt by the Company of the Participant’s notice of his intention to exercise it.

(b) Assuming that the Company is able to establish that the condition referred to in paragraph 4(a) above is met, a third party selected by the Company will lend the option exercise price to the Participant by way of transferring the sum directly to the Company.

(c) The Company will then issue the Shares to a nominee for the Participant, which nominee will be a company controlled by a firm of stockbrokers nominated by the Company.

(d) The nominee will sell the Shares in question on the Participant’s behalf.

(e) The nominee will receive the sale price and deduct from this dealing costs and the interest, if any referred to in paragraph 4(a) above.

(f) As soon as practicable the remaining balance will be converted into Indian Rupees at the best rate reasonably obtainable on the foreign exchange markets and the resulting sum (net of costs of conversion) remitted to the Participant.

7.    The Plan shall be administered by the Board or a committee appointed by it and any determination by it shall be final for the purposes of the Plan’s administration in respect of employees of a Participating Company (whether or not the Company itself) resident in India.

APPENDIX 4

Belgium

The Plan will apply to Options granted to residents of Belgium after 1 January 1999 with the following modifications.

1.    In Rule 3(4), a further sub-rule (c) shall be added as follows:

“(c) shall be cancelled if he notifies the Company that he refuses to accept the Option within 60 days of the date of the Company’s communication to him in respect of the Option.”

2.    In Rule 5(2), delete the words:

“the third anniversary of the Grant Date”

and substitute the words

“the 1 January following the third anniversary of the Grant Date.”

3.    In Rule 5(4), delete the words:

“within 12 months after the date of his death.”

and substitute the words

“in the later of the period of 12 months commencing with the date of his death or the period of 6 months commencing on 1 January following the third anniversary of the Grant Date.”

4.    In Rule 5(5), delete the words:

“and in this sub-rule the exercise period is the period which shall expire 12 months after his so ceasing on 42 months after the Grant Date, whichever shall be the latest”

and substitute the words

“and in this sub-rule the exercise period is the period which shall commence on the 1 January following the third anniversary of the Grant Date (the “Third Anniversary”) and expire 12 months after his so ceasing or 6 months after the Third Anniversary, whichever shall be the latest.”

APPENDIX 5

Netherlands

The Plan will apply to Options granted to residents of the Netherlands with the following alterations:

1.	Rule 5(7) shall be deleted and replaced by the following in substitution:-

“(7) Notwithstanding any other provision of the Plan, an Option granted under the Plan may not be exercised after the expiration of 4 years (or such shorter period as the Board may have determined before the grant thereof) beginning with the Grant Date.”

2.	Rule 10 shall be amended by the insertion of the following sub-rule:

“(5) Without prejudice to sub-rules (1) to (4) above, each Option is granted subject to the condition that, upon such Option becoming exercisable in accordance with the Rules of the Plan, the Participant will pay or procure the payment to the Group Member which is his employer or otherwise provide for (in a manner satisfactory to that Group Member or, if appropriate, the trustees of any employee benefit trust), an amount equal to Taxation which any Group Member or the trustees of any employee benefit trust may be required to withhold on the Participant’s behalf by reason of that Option becoming exercisable. No Option in the Netherlands may be exercised, unless the Participant has complied with his obligations under this Rule 10(5).”

APPENDIX 6

Switzerland

The Plan will apply to Options granted to the residents of Switzerland on or after 1 January 2002 with the modification that in Rule 5(7) the words “and six months” be inserted after the words “10 years”.52

[52]	As amended by the Compensation Committee of the Board on 17 April 2001

APPENDIX 753

Taxpayers Subject to Section 409A of the United States Internal Revenue Code

The plan will apply to participants who are taxpayers subject to Section 409A of the United States Internal Revenue Code (“Section 409A”), with the following modifications:

1.	The options granted under the plan are intended to be exempt from the requirements of Section 409A by satisfying the requirements of the exemption set forth under Section 1.409A-1(b)(5)(i)(A) of the United States Treasury Regulations or other applicable guidance (the “Exemption”). The plan shall be construed and interpreted in accordance with such intent. Any discretion afforded to any person or entity under the plan the existence of which itself would cause an option to fail to satisfy the requirements of the Exemption is hereby removed from the plan.

2.	At the end of Rule 5(8A), add the sentence “However, the exchange rate shall not cause a direct or indirect reduction in the price at which Shares may be acquired if it would cause the Option to fail to meet the requirements of Section 1.409A-1(b)(5)(i)(A) of the United States Treasury Regulations or other applicable guidance.”

3.	Add the following as Rule 7(5):

“Notwithstanding the foregoing, only adjustments permitted by Section 409A shall be permitted to be made under Rule 7, including pro rata adjustments necessary to reflect a stock split, reverse stock split, and stock dividend.”

[53]	Amended by Resolution of the Compensation Committee dated 9 August 2007